EXHIBIT 10.2

Summary of Craig B. Spray 2016 Compensation

Effective July 1, 2016, the Knoll, Inc. compensation committee approved an annual base salary of $342,000 for Craig B. Spray, with a bonus target of one hundred percent (100%) of his base salary. Mr. Spray is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.